Exhibit 99.2

News Release

IGT announces successful results of tender offer for shares of Entraction

•	All necessary conditions have been met to complete the transaction
•	Over 93% of shares were tendered during initial offer period
•	Settlement expected to commence on June 15, 2011
•	Offer period extended to give remaining shareholders an additional opportunity to tender

(LAS VEGAS – June 10, 2011) – International Game Technology (NYSE: IGT) has announced that all conditions for the completion of its cash offer (the “Offer”) to acquire all shares of Entraction Holding AB (“Entraction”) have been fulfilled.
The Offer, launched on May 5, 2011 through its wholly-owned Swedish subsidiary Eagle Ice AB1 (“Eagle Ice”), has been accepted by shareholders representing 9,508,408 B shares and 144,660 A shares respectively, corresponding to 93.2 percent of the shares and 80.3 percent of the votes in Entraction.
IGT previously received necessary approvals from the Maltese anti-trust and gaming authorities.  Settlement for shareholders who have already accepted the Offer is expected to commence on June 15, 2011.
The acceptance period has been extended until June 23, 2011 (17:00 CET), which will allow shareholders who have not yet accepted the Offer to tender their shares. Settlement for shareholders who accept the Offer during the extended acceptance period is expected to commence on or around June 29, 2011.
IGT intends to initiate compulsory acquisition proceedings for the remaining shares in Entraction in accordance with the Swedish Companies Act and plans to act for a delisting of the Entraction shares from NASDAQ OMX First North Premier.

About IGT
International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

1 Eagle Ice AB, previously under the name Goldcup 6663 AB, is a newly incorporated Swedish limited liability company, with company registration number 556850-8856.

© IGT. All rights reserved.

News Release

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that involve risks and uncertainties.  Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, among others, the possibility that the transaction might not close or that the closing may be delayed, IGT’s integration of Entraction, its products, technologies and employees may experience difficulties, and the anticipated benefits of the transaction to IGT and its customers might not be realized.  More information about potential factors that could affect IGT’s business and financial results is included in IGT’s filings with the SEC, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in IGT’s Annual Report on Form 10-K for its 2010 fiscal year and its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2011, and available on the SEC website at www.sec.gov and on the investor relations section of IGT’s website at www.IGT.com.  All information provided in this release is as of June 10, 2011, and IGT does not intend, and undertakes no duty, to update this information.

For further information, visit http://info.igt.com or contact:

Contact:
Matt Moyer
Vice President, Investor Relations of IGT
+1 866-296-4232

© IGT. All rights reserved.